SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy               [ ] Confidential, for Use of the Commission
[X]  Definitive Proxy Statement          Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                 SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.
                (Name of Registrant as Specified In Its Charter)

                     ---------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11

         1)   Title of each class of securities to which transaction  applies:
         2)   Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         4)   Proposed maximum aggregate value of transaction:
         5)   Total fee paid:

[ ] Fee paid previously with preliminary materials
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)    Amount Previously Paid:
         2)    Form, Schedule or Registration Statement No.:
         3)    Filing Party:
         4)    Date Filed:

                                 PROXY STATEMENT

                 SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.
                             655 East Medical Drive
                              Bountiful, Utah 84010


                         ANNUAL MEETING OF STOCKHOLDERS

                          To Be Held December 10, 1997


                                  INTRODUCTION

         This Proxy Statement is being furnished to holders of Specialized Health Products International, Inc. (the "Company") common stock, par value $0.02 per share ("Common Stock"), in connection with the solicitation of proxies by the Company for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at Little America Hotel and Towers, 500 South Main Street, Salt Lake City, Utah 84101, at 9:00 a.m. (local time) on December 10, 1997, and at any adjournment(s) or postponement(s) thereof. This Proxy Statement, the enclosed Notice and the enclosed form of proxy are being first mailed to stockholders of the Company on or about November 24, 1997.

VOTING AT THE ANNUAL MEETING

         The Board of Directors of the Company (the "Board") has fixed the close of business on November 24, 1997, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were outstanding 9,379,842 shares of the Company's Common Stock held by approximately 350 holders of record. On the Record Date there were no shares of the Company's Common Stock held as treasury stock by the Company. Holders of record of the Company's Common Stock on the Record Date are entitled to cast one vote per share, exercisable in person or by properly executed proxy, with respect to each matter to be considered by them at the Annual Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of the Company's Common Stock is necessary to constitute a quorum at the Annual Meeting.

         Common Stock will be voted in accordance with the instructions indicated in a properly executed proxy. If no instructions are indicated, such stock will be voted as recommended by the Board. If any other matters are properly presented to the Annual Meeting for action, the person(s) named in the enclosed form(s) of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. Broker non-votes and abstentions are not treated as votes cast for purposes of any of the matters to be voted on at the meeting. A stockholder who has given a proxy may revoke it by voting in person at the meeting, or by giving written notice of revocation or a later-dated proxy to the Secretary of the Company at any time before the closing of the polls at the meeting. Any written notice revoking a proxy should be sent to Specialized Health Products International, Inc., 655 East Medical Drive, Bountiful, Utah 84010, Attention: Mr. J. Clark Robinson, Secretary.

         The Company's Bylaws require the affirmative vote of a plurality of the votes cast at the meeting for the election of directors. The Board recommends that holders of the Company's Common Stock vote FOR the approval of election of the directors proposed by the Board.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

1.    Election of Directors

Board of Directors

         The Company's Board is divided into three classes. One class of directors is elected at each annual meeting of stockholders for a three-year term. Each year a different class of directors will be elected on a rotating basis. The terms of Dr. Gale H. Thorne and Bradley C. Robinson expire in 1997. The term of David A. Robinson will expire in 1998 and the terms of Gary W. Farnes and Robert R. Walker will expire in 1999.

         At this meeting two directors have been nominated by the Board for election to the class whose terms expire at the 2000 annual meeting. The persons nominated are Dr. Gale H. Thorne and Bradley C. Robinson, both of whom are currently directors of the Company.

         Unless otherwise specified, proxy votes will be cast for the election of all of the nominees as directors. If any such person should be unavailable for election, the Board may either reduce the number of directors accordingly or designate a substitute nominee. In the latter event, it is intended that proxy votes will be cast for the election of such substitute nominee. Stockholder nominations of persons for election as directors are subject to the notice requirements described under the caption "Other Matters" appearing later in this proxy statement. Election of the nominee directors requires the affirmative vote of a plurality of the votes cast at the meeting for the election of directors.

         The following pages contain information concerning the nominees and the directors whose terms of office will continue after the meeting. Unless the context otherwise requires, all references in this Proxy to the "Company" shall mean Specialized Health Products International, Inc. and its subsidiary, Specialized Health Products, Inc. ("SHP"), on a consolidated basis and, where the context so requires, shall include its predecessors.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED HEREIN.

Directors and Executive Officers of the Company

                                                                       With the
                                                                       Company
          Name            Age                 Position                   Since

 David A. Robinson (1)    54   President, Chairman of the Board, Chief     1993
                               Executive Officer and Director

 Bradley C. Robinson (1)  28   Vice President - Business Development and   1993
                               Director

 Dr. Gale H. Thorne       65   Vice President - Product Development and    1994
                               Director

 Charles D. Roe           46   Vice President - Finance and Investor       1997
                               Relations, Chief Financial Officer

 J. Clark Robinson        55   Secretary and Treasurer                     1995

 Gary W. Farnes (2)       57   Director                                    1995

 Robert R. Walker(2)      68   Director                                    1994
---------------
(1) Member of Executive Committee.
(2) Member of Compensation Committee.

          David A. Robinson. Mr. Robinson is the President, Chief Executive Officer and Chairman of the Board of the Company. He has been a director and officer of the Company since November 1993. From November 1992 to November 1993, Mr. Robinson was President of EPC Products, Inc., a distribution company based in Bountiful, Utah. From 1981 to 1992, Mr. Robinson was President of Royce Photo/Graphics Supply, Inc., a distributor of photographic and graphic arts equipment and supplies based in Glendale, California. He holds a Masters degree in Business Administration and a Masters degree in Management Science from the University of Southern California. Mr. Robinson is the brother of J. Clark Robinson, Secretary and Treasurer of the Company, and an uncle of Bradley C. Robinson, Vice President - Business Development and a director of the Company.

          Bradley C. Robinson. Mr. Robinson is the Vice President - Business Development of the Company. He has been a director and officer of the Company since November 1993. From November 1992 to November 1993, Mr. Robinson was Vice President of EPC Products, Inc., a distribution company based in Bountiful, Utah. Mr. Robinson is the son of J. Clark Robinson, Secretary and Treasurer of the Company, a nephew of David A. Robinson, President, Chief Executive Officer, Chairman of the Board and a director of the Company, and a son-in-law of Gary W. Farnes, a director of the Company.

          Dr. Gale H. Thorne. Dr. Thorne is the Vice President - Product Development, for the Company. He has been a director since January 1995, and has held his present position as Vice President - Product Development, since October 1994. From 1993 to 1994, Dr. Thorne was a Vice President - Engineering, of Eneco, Inc., a Salt Lake City, Utah corporation engaged in the business of developing cold-fusion products. During Dr. Thorne's tenure at Eneco, Inc., the company was engaged primarily in the business of prosecuting patent applications relating to the cold-fusion technology. From 1989 to 1993, Dr. Thorne was employed as a patent consultant and patent agent with Foster & Foster, a Salt Lake City intellectual property law firm. Dr. Thorne holds twenty-six patents and has published numerous technical publications. He has been a technical consultant and a member of the Board of the Small Business Innovation Program of the State of Utah. Dr. Thorne manages all the patent and product development work for the Company. He holds a Ph.D. in Biophysics from the University of

Utah. He is a past president of Thorne, Smith, Astill, Inc., an engineering director for Becton, Dickinson and Company Immunochemistry Division and a vice president and division manager for Varian and Diasonics Ultrasound.

         Charles D. Roe. Mr. Roe is the Chief Financial Officer and Vice President - Finance and Investor Relations. He was appointed to his present position in November 1997 and has been with the Company since October 1997. Mr. Roe is a certified public accountant licensed in the State of Utah and has principally been engaged in the practice of public accounting since 1976, including four years with Arthur Andersen LLP. Mr. Roe's public accounting emphasis has been related to the performance of audit services to private and public enterprises along with management and other general business and income tax related services. From June 1995 through October 1997, Mr. Roe worked in association with Jones, Jensen & Co., a certified public accounting firm which is a member of the McGladrey Network of accounting firms, specializing in audits of public companies. Mr. Roe was employed by Wellshire Services, Inc. from June 1993 to June 1995 providing various services to numerous public and private companies in the United States and Europe. From 1987 to October 1997, Mr. Roe has owned and operated a public accounting practice focusing on financial audits, individual and corporate income tax consultation and preparation and other advisory services. Since 1987, Mr. Roe has served on the board of directors and as secretary of Covington Capital Corporation, a privately owned financing business. From June 1995 through November 1996, Mr. Roe was employed by the company providing management services to various companies financed by Covington Capital Corporation. Mr. Roe graduated from the University of Utah with a bachelors of arts degree in accounting.

         J. Clark Robinson. Mr. Robinson is the Secretary and Treasurer of the Company. He was the Chief Financial Officer and director of the Company from September 1995 through November 1997. Mr. Roe replaced Mr. Robinson as the Company's Chief Financial Officer in November 1997. From 1974 to the present, Mr. Robinson has been General Manager of Lagoon Corporation, which operates an amusement park in the Salt Lake City, Utah area. At present, Mr. Robinson spends approximately one-half of his time working for the Company and one-half of his time working for Lagoon Corporation. Mr. Robinson has also been President of the International Association of Amusement Parks and Attractions, an international industry trade group. He holds a Masters degree in Business Administration from the University of Utah. Mr. Robinson is the brother of David A. Robinson, President, Chief Executive Officer, Chairman of the Board and a director of the Company, and the father of Bradley C. Robinson, Vice President - Business Development and a director of the Company.

          Gary W. Farnes. Mr. Farnes is a director of the Company. He has been a director since 1995 and is currently a consultant for Holy Cross Health Systems, a multi-hospital health care system headquartered in South Bend, Indiana. From 1977 to 1995, Mr. Farnes was employed by Intermountain Health Care, a regional hospital company and from 1995 to August 1997, Mr. Farnes was the Senior Executive Vice President for Holy Cross Health Systems. At the time that Mr. Farnes left Intermountain Health Care, he held the position of Vice President, Hospital Division. He holds a Bachelors degree in Business and Psychology from Brigham Young University and a Masters degree in Business Administration from George Washington University. Mr. Farnes is the father-in-law of Bradley C. Robinson, Vice President - Business Development and a director of the Company.

          Robert R. Walker. Mr. Walker is a director of the Company. Mr. Walker has been a director since March 1994. He is currently self-employed as a consultant in the health care industry primarily in the area of start-up medical device companies. From 1976 to 1992, Mr. Walker was employed by IHC Affiliated Services Division of Intermountain Health Care, a regional hospital company, from which he retired as President of IHC Affiliated Services. He is also a former Chairman of the Board of AmeriNet, Inc., which is a national group purchasing organization for hospitals, clinics, detox/drug centers, emergency, nursing homes, private laboratories, psychiatric centers, rehabilitation facilities, surgical centers and institutions such as schools and prisons. Mr. Walker is a member of the American Hospital Association and the Hospital Financial Management Association. He holds a Bachelor of Science degree in Business Administration.

         Executive officers of the Company are elected by the Board on an annual basis and serve at the discretion of the Board.

Board Committees

         The Board has a Compensation Committee (the "Committee") and an Executive Committee. The Board does not have an audit or nominating committee, but the Board anticipates creating an audit committee within the next three months.

         The Compensation Committee held one meeting and took action by unanimous consent on one occasion during the fiscal year ended December 31, 1996. As part of its responsibilities, the Committee administers the Company's Non-Qualified Stock Option Plan ("NQSOP"), establishes general compensation policy and, except as prohibited by applicable law, may take any and all action that the Board could take relating to the compensation of employees, directors and other parties. The Committee also evaluates the performance of and makes compensation recommendations for senior management, including the Chief Executive Officer. Members of the Committee are Mr. Gary W. Farnes and Mr. Robert R. Walker.

         The Executive Committee held thirteen meetings during the fiscal year ended December 31, 1996. The Executive Committee has most of the power of the Board and can act when the Board is not in session. Members of this Executive Committee are Mr. David A. Robinson and Mr. Bradley C. Robinson.

Board Meetings and Directors' Attendance

         The Board held four meetings and took action by unanimous consent on five occasions during the fiscal year ended December 31, 1996. To date during 1997, the Board has held five meetings and took action by unanimous consent five occasions. No incumbent director attended fewer than 75 percent of the Board meetings held or fewer than 75 percent of the committee meetings held by committees on which an incumbent director served during the fiscal year ended December 31, 1996 or to date during 1997.

Certain Relationships And Related Transactions

         Dr. Gale H. Thorne, a director and officer of the Company, is entitled to a royalty of two and one-half percent on the Company's gross revenues received from the sale of products utilizing the ExtreSafe(R) medical needle withdrawal, blood collection device and intravenous flow gauge technologies (collectively, the "Thorne Products"). These royalties were agreed to in 1994 in exchange for Dr. Thorne's assignment to the Company of intellectual property rights he owned prior to his involvement with the Company, which intellectual property rights relate to the Thorne Products. In addition, the Company is required under the agreement to pay Dr. Thorne minimum royalty payments of not less than $435,000 over a six year period beginning in 1998. Minimum royalty payments in 1998 and 1999 will total in the aggregate $195,000.

          The law firm of Blackburn & Stoll, LC provides legal services to the Company. Eric L. Robinson, a member of that firm, is the son of J. Clark Robinson and the brother of Bradley C. Robinson.

         In January 1997, David A. Robinson, a director and officer of the Company exercised options to purchase 87,500 shares of the Company's common stock in order to provide needed working capital for the Company. Mr. Robinson obtained the funds to exercise the options by margining shares of the Company's stock that he owned. In August 1997, his margin was called and Mr. Robinson borrowed $182,577 from the Company to pay the margin call. Interest on the loan will be paid at eight percent per annum, payable on demand.

Security Ownership of Management and Certain Beneficial Owners

         The following table sets forth certain information with respect to the beneficial ownership of the common stock of the Company as of November 10, 1997, for: (i) each person who is known by the Company to beneficially own more than 5 percent of the Company's common stock, (ii) each of the Company's directors,
(iii) each of the Company's Named Executive Officers (defined below), and (iv) all directors and executive officers as a group. As of November 10, 1997, the Company had 9,379,842 shares of common stock outstanding.

                              Shares
   Name and Address        Beneficially   Percentage of
of Beneficial Owner(1)      Owned(2)        Total(2)         Position
----------------------      --------        --------         --------

David A. Robinson(3)          641,925        7%      President, CEO, Chairman of
                                                     the Board and Director

Bradley C. Robinson(4)        639,541        7%      Vice President - Business
                                                     Development and Director

Dr. Gale H. Thorne(5)         181,655        2%      Vice President - Product
                                                     Development and Director

Gary W. Farnes(6)             100,000        1%      Director

Robert R. Walker(7)           113,000        1%      Director


Executive Officers and      1,676,121       18%
Directors as a Group
five persons)

John T. Clarke(8)             665,306        7%
Thatchetts Camp Road
Gerrards Cross
Buckinghamshire, England

Capital Growth                938,040        9%
International, LLC(9)
11601 Wilshire Boulevard,
Suite 500
Los Angeles, CA 90025
--------------

(1) Except where otherwise indicated, the address of the beneficial owner is deemed to be the same address as the Company.
(2) Beneficial ownership is determined in accordance with SEC rules and generally includes holding voting and investment power with respect to the securities. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the total number of shares beneficially owned by the designated person, but are not deemed outstanding for computing the percentage for any other person.
(3) Includes 417,719 shares and stock options to purchase 212,500 shares. Also includes 11,706 shares purchased through the Company's 401(k) plan. Does not include the Earn-Out Shares. See Long-Term Incentives and Executive Compensation.

(4) Includes 330,219 shares and stock options to purchase 300,000 shares. Also includes 9,322 shares purchased through the Company's 401(k) plan. Does not include the Earn-Out Shares. See Long-Term Incentives and Executive Compensation.
(5) Includes 18,000 shares, stock options to purchase 115,000 shares and Series A Warrants to purchase 15,000 shares. Also includes 25,000 shares that Dr. Thorne is deemed to beneficially own through a trust and 8,655 shares purchased through the Company's 401(k) plan.
(6)  Includes 50,000 shares and stock options to purchase 50,000 shares.
(7) Includes stock options to purchase 50,000 shares. Also includes 63,000 shares that Mr. Walker is deemed to beneficially own through a trust.
(8) Includes 163,000 shares, stock options to purchase 300,000 shares and Series A Warrants to purchase 3,000 shares. Also includes 18,000 shares that Mr. Clarke is deemed to beneficially own as a result of their being owned by an entity which he controls; 123,465 shares, Series A Warrants to purchase 18,000 shares and Series B Warrants to purchase 21,841 shares owned by his spouse; and 18,000 shares owned by a minor child, all of which he is deemed to beneficially own. Does not include the Earn-Out Shares. See Long-Term Incentives and Executive Compensation.
(9) Includes Series B Warrants to purchase 918,040 shares and stock options to purchase 20,000 shares.

         The Company is not aware of any arrangements, the operation of which may, at a subsequent date, result in a change in control of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

         The members of the Board, the executive officers of the Company and persons who hold more than 10 percent of the Company's Common Stock are subject to reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, which require them to file reports with respect to their ownership of and transaction in the Company's securities, and furnish the Company copies of all such reports they file. Based upon the copies of those reports furnished to the Company, and written representations that no other reports were required to be filed, the Company believes that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 1996, were met in a timely manner by its executive officers, Board members and greater than 10 percent stockholders, except that Dr. Gale H. Thorne did not timely report one transaction and Mr. John T. Clarke, a former director of the Company, did not timely report one transaction.

Report of the Compensation Committee on Executive Compensation

         The Committee (the "Committee") is presently comprised of two members of the Company's Board. The Committee's responsibilities include, administering the Company's NQSOP, establishing general compensation policy and, except as prohibited by applicable law, taking any and all action that the Board could take relating to the compensation of employees, directors and other parties. The Committee also evaluates the performance of and makes compensation recommendations for senior management, including the Chief Executive Officer.

         Executive Compensation Philosophy

         The Company attempts to design executive compensation to achieve two principal objectives. First, the program is intended to be fully competitive so that the Company may attract, motivate and retain talented executives. Second, the program is intended to create an alignment of interests between the Company's executives and stockholders such that a significant portion of each executive's compensation varies with business performance.

         The Committee's philosophy is to pay competitive annual salaries, coupled with a leveraged incentive system that pays more than competitive total compensation for performance exceeding financial goals and Company objectives. The leveraged incentive system consists of annual compensation, bonuses and stock compensation consisting primarily of stock options and Earn-Out stock (discussed below).

         Based on assessments by the Board and the Committee, the Committee believes that the Company's compensation program for the Named Executive
Officers has the following characteristics that serve to align executive interests with long-term stockholder interests:

         a. Emphasizes "at risk" pay such as bonuses, options and long-term incentives.
         b. Emphasizes long-term compensation such as options and Earn-Out stock.
         c. Rewards financial results and promotion of Company objectives rather than individual performance against individual objectives.

         The Omnibus Reconciliation Act of 1993 (OBRA) established certain requirements in order for compensation exceeding $1 million earned by certain senior executives to be deductible. The Company's executive compensation programs have been structured to comply with OBRA. The actions of the Committee regarding the compensation paid, or to be paid, to executive management, have also complied with OBRA. However, the Committee reserves the right to forego deductibility if in its discretion it believes a particular compensation program or payment is consistent with the overall best interests of the Company and its stockholders. In addition, the compensation received by certain individuals under the Company's NQSOP and/or Earn-Out program may fall outside the deductibility limitations of OBRA if the Company is highly successful as reflected in the Company's stock price and/or income.

         Annual Salaries

         Salary ranges and increases for executives, including the CEO and the other Named Executive Officers, are established annually based on competitive data. Within those ranges, individual salaries vary based upon the individual's work experience, performance, level of responsibility, impact on the business, tenure and potential for advancement within the organization. Annual salaries for newly-hired executives are determined at time of hire taking into account the above factors other than tenure.

         Short-Term Incentives

         The Company provides short-term incentives in the form of discretionary cash bonuses based on financial performance, promotion of the Company's objectives and the Company's cash position. Bonuses are awarded to management and others on the basis of the individual's work experience, performance, level of responsibility, impact on the business, tenure and potential for advancement within the organization.

         Long-Term Incentives

         In September 1995, the Company adopted the non-qualified stock option plan ("NQSOP") wherein the Company is authorized to grant options to purchase up to 1,500,000 shares of the Company's Common Stock. Pursuant to the NQSOP, the Company has granted Stock Options to purchase 1,413,500 shares of Common Stock. Of these Stock Options, approximately 1,175,405 are currently exercisable and 238,095 vest over time. All of the Stock Options expire five years after the date of grant.

         The grant of options to key employees encourages equity ownership and closely aligns management interests with the interests of stockholders. Additionally, because options are subject to forfeiture if the employee leaves the Company, options provide an incentive to remain with the Company long term.

         At least annually, the Committee reviews the advisability of granting options to members of management having strategic impact on product, staffing, technology, pricing, investment or policy matters. The aggregate number of options granted to management is based on the value of each individual's actual and potential contributions to the Company as well as competitive norms.

         In conjunction with the 1995 acquisition (the "Acquisition") wherein Specialized Health Products, Inc. ("SHP") became a wholly owned subsidiary of the Company, David A. Robinson, Bradley C. Robinson and John T. Clarke (collectively the "Founders"), who are the founders of the Company and, respectively, the President, Chief Executive Officer, Chairman of the Board and a director; a Vice President and director; and a former director of the Company have the opportunity to receive up to an aggregate of 2,000,000 additional shares of common stock (the "Earn-Out Shares"). The Founders have the right to divide the Earn-Out Shares among themselves or their assigns, if earned, based on performance, contributions to the Company and/or other factors relating to the business success of the Company. Any issuance of Earn-Out Shares would be based upon the level of pre-tax consolidated net income, adjusted to exclude any expense arising from the obligation to issue or the issuance of the Earn-Out Shares and any income or expense associated with non-recurring or extraordinary items as determined in accordance with generally accepted accounting principles ("Adjusted PTNI"). At the date the Earn-Out Shares agreement was adopted, the value of the Common Stock was $2.00 per share. At November 10, 1997, the Company's common stock was trading at $2.00.

         The Earn-Out Shares have not vested. No dividends will be paid on the Earn-Out Shares unless and until they vest. The Earn-Out Shares will vest as follows. If Adjusted PTNI for 1997 or 1998 equals or exceeds $1,500,000, then an aggregate of 350,000 Earn-Out Shares will be issued, but only one issuance of 350,000 Earn-Out Shares will be made based on the $1,500,000 level of Adjusted PTNI.

         If Adjusted PTNI for 1997 or 1998 equals or exceeds $5,000,000, then there will be issued that aggregate number of Earn-Out Shares calculated by subtracting the number of Earn-Out Shares previously issued or issuable (if any) from 1,100,000, provided that only one issuance of Earn-Out Shares will be made based on the $5,000,000 level of Adjusted PTNI.

         If Adjusted PTNI for 1997 or 1998 equals or exceeds $8,000,000, then there will be issued that aggregate number of Earn-Out Shares calculated by subtracting the number of Earn-Out Shares previously issued or issuable (if any) from 2,000,000, provided that in no event will an aggregate of more than 2,000,000 Earn-Out Shares be issued.

         The Company expects that the issuance of Earn-Out Shares will be deemed to be the payment of compensation to the recipients and will result in a charge to the earnings of the Company in the year or years the Earn-Out Shares are earned, in an amount equal to the fair market value of the Earn-Out Shares. This charge to earnings could have a substantial negative impact on the earnings of the Company in the year or years in which the compensation expense is recognized. As a result, the Board and the Committee are working with a compensation consulting firm to discuss equitable modifications to the Earn-Out program to address this matter and expect to make changes with respect thereto.

         Corporation Performance and CEO Pay

         The Company is engaged principally in the development of cost-effective, disposable, proprietary health care products designed to reduce the incidence of accidental injury in the health care industry, and thus reduce the spread of disease. The Company has created a portfolio of proprietary health care products that are in various stages of production, pre-production, development and research. At present, the Company is focusing its resources and activities principally on marketing products currently available for sale, preparing products nearing completion for manufacturing and marketing, developing new products designed to reduce the risk of acquiring HIV/AIDS, hepatitis B and other blood-borne diseases through accidental needlesticks, and the development of other medical products.

         In August 1996, the Company entered into a distribution agreement (the "Distribution Agreement") with Becton Dickinson and Company Sharps Disposal Systems ("BDSDS") whereby BDSDS is marketing and distributing the Company's Safety Cradle(R) sharps containers. Safety Cradle(R) sharps containers are used for the disposal of contaminated sharps (i.e., needles, syringes, intravenous catheters, surgical blades, lancets, etc.). The Safety Cradle(R) sharps containers covered by the Distribution Agreement are redesigned versions of an earlier container developed by the Company. In 1997, however, BDSDS did not order the minimum required amount of product under the terms of the Distribution Agreement and, therefore, BDSDS' exclusive distribution rights became nonexclusive. In addition, the Company gave notice of termination of the Distribution Agreement, as it is authorized to do in the case of BDSDS' failure to purchase the minimum amount of product required by the Distribution Agreement. The Company gave notice of termination in order to negotiate better terms on a distribution agreement. Both BDSDS and SHP have been working diligently to negotiate an agreement with the proper focus and strategy to accelerate sales of the Company's sharps containers into the home healthcare market. In the meantime, BDSDS is selling sharps containers under the terms of the original agreement.

         The Company received approval to use the name ExtreSafe(R) as a registered trademark in 1997. It plans to use this trademark in safety needle and lance products.

         In May 1997, the Company entered into an agreement (the "License Agreement") with Becton Dickinson and Company Infusion Therapy division ("BDIT") relating to a single application (the "Technology") of the Company's ExtreSafe(R) safety needle withdrawal technology. Pursuant to the terms of the License Agreement, BDIT made payments of $1,750,000 and $250,000 to the Company in June and September 1997, respectively, and is required to make an additional payment of $2,000,000 upon the earlier of the date of the first sales by BDIT of a product utilizing the Technology or April 5, 1998. Of these total payments, $3,750,000 million represents advanced royalties for sales occurring before the year 2002 and the $250,000 represents a product development fee. BDIT is also required to pay ongoing royalties to the Company based on sales of products utilizing the Technology. In addition, beginning in BDIT's fiscal year 2002, BDIT is required to pay minimum royalties in order to maintain exclusive rights under the License Agreement.

         The ExtreSafe(R) Lancet Strip has previously been assembled manually by the Company with automated assembly beginning in November 1997. Automated equipment will be moved from its place of origin to be installed at the site of an independent third-party manufacturer that will manufacture the ExtreSafe(R) Lancet Strip under a contract with the Company beginning in December 1997. The automated production equipment is not yet in full operation. The costs of manual assembly have exceeded the related revenues from the minimal sales of the ExtreSafe(R) Lancet Strip. The use of automated production equipment is expected to substantially reduce the cost to manufacture the ExtreSafe(R) Lancet Strip and increase manufacturing capacity.

         In September 1997, the Company entered into an agreement (the "Alliance Agreement") with New Alliance of Independent Medical Distributors, Inc. dba Alliance Medical ("Alliance Medical") which provides for the Company to manufacture and Alliance Medical to market and sell the ExtreSafe(R) Lancet Strip on an exclusive basis in hospitals, alternative-site (e.g., homecare, plasma centers and blood banks) and consumer markets in the United States. The Alliance Agreement provides for an initial term of three years including annual minimum purchase quantities at specified prices, with annual renewal terms thereafter. The Company does not expect to realize significant sales under the Alliance Agreement until January 1998, after automated equipment is in place and operating and following an incubation period for verification of product sterility. However, there have been some sales of the manually assembled product to Alliance Medical, principally for market assessment and development purposes.

         The Company is seeking additional parties to market and distribute the ExtreSafe(R) Lancets Strip in foreign markets. There is no assurance that the Company will enter into any other arrangements or realize sufficient sales from the Alliance Medical arrangement with respect to the marketing and distribution of ExtreSafe(R) Lancet Strips.

         The Company is developing a number of products using its ExtreSafe(R) medical needle withdrawal technology. This technology allows a contaminated needle to be automatically retracted and immediately encapsulated without exposure of the health care worker to the contaminated needle. Products under development that incorporate the ExtreSafe(R) medical needle withdrawal technology include ExtreSafe(R) phlebotomy devices, ExtreSafe(R) catheters and several different ExtreSafe(R) syringe applications. Prototypes of the ExtreSafe(R) phlebotomy device, ExtreSafe(R) catheters and ExtreSafe(R) syringes have been completed. The FDA has granted one 510(k) clearance to market relating to the ExtreSafe(R) medical needle withdrawal technology and a second 510(k) application with the FDA relating to an additional application of the ExtreSafe(R) medical needle withdrawal technology has been filed. The Company is conducting research on a safety intravenous flow gauge and blood collection devices.

         An affiliate of the Company, Quantum Imaging Corporation ("QIC"), is developing filmless digitized imaging technology for which a prototype has been developed. In addition, the Company has an option to purchase Zerbec, Inc.'s 50% ownership interest in QIC for approximately $3.5 million. The Company has not decided whether it will exercise its option.

         While most of the Company's products are not yet in the production stage of development, during 1996, the Company made significant strides toward bringing its products to market. During 1996 the Company: (1) entered into a distribution agreement under which BDSDS markets and distributes the Company's Safety Cradle(R) sharps containers; (2) filed applications for four patents; (3) received notice of allowance for six patents (including the transporter patent and sixth needle withdrawal patent); (4) received a second 510(k) Notification on its Safety Cradle(R) sharps container; (5) instituted a Quality Assurance Program to meet FDA requirements; and (6) completed two production Safety Cradle(R) molds, one ExtreSafe(R) catheter prototype and one molded ExtreSafe(R) phlebotomy prototype model.

         To the date hereof in 1997, the Company: (1) entered into the License Agreement with BDIT relating to a single application of the Company's ExtreSafe(R) safety needle withdrawal technology; (2) received $2 million in payments relating to the License Agreement; (3) entered into the Alliance Agreement whereby the Company will manufacture and Alliance Medical will market and sell the ExtreSafe(R) Lancet Strip on an exclusive basis in certain markets in the United States; (4) completed automated assembly equipment for the ExtreSafe(R) Lancet Strip; (5) received approval to use the name ExtreSafe(R) as a registered trademark; (6) received a second 510(k) Notification on its ExtreSafe(R) phlebotomy device; (7) filed applications for three patents; (8) received notice of allowance for four patents (including the seventh needle withdrawal patent); (9) completed implementation of the Quality Assurance Program; (10) raised approximately $1.5 million through the sale of equity and equity related securities; and (11) has completed five additional Safety Cradle(R) molds for three different sizes of sharps containers, one additional phlebotomy prototype model mold, two new stereolithography prototype phlebotomy models and two stereolithography syringe models.

         The Committee believes that Mr. David A. Robinson's compensation package aligns his interests with those of the stockholders. While the importance of the above achievements is noted, the Company's cash flow was extremely tight during 1996. As a result, Mr. Robinson's $240,000 salary was not increased. Mr. Robinson received $13,906 in other compensation and no bonuses or stock options were granted. See Summary Compensation Table for description of other compensation amounts. The Committee also believes that the Earn-Out program should be refocused so that Mr. Robinson and other interested parties are not incentivized to sell certain products or technologies to maximize short-term revenues when a license agreement, distribution arrangement or other package may be more advantageous to the Company in the long-term.

         Members of the Committee are Gary W. Farnes and Robert R. Walker.

Performance Graph

         The following performance graph compares the performance of the Company's Common Stock to the NASDAQ Composite Index ("NCI") and to the S&P Health Care Index ("HCI"). The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at October 25, 1995, the approximate date upon which the Company first had securities registered under

Section 12 of the Securities Exchange Act of 1934, and that all dividends were reinvested. As a designer of safety medical products, the Company is not easily categorized with other more specific industry indices.

                       Cumulative Total Stockholder Return
                       October 1995 through September 1997

[OBJECT OMITTED]

          ---------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
          10/25/95   12/29/95    3/29/96     6/28/96    9/30/96   12/31/96    3/31/97    6/30/97    9/30/97
          ---------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
---- ----
SHPI  o     $100       $160.47    $213.95     $79.07     $61.63     $66.28     $65.12     $44.19     $38.37
NCI  |_|    $100       $102.50    $107.30    $115.45    $119.53    $125.77    $119.02    $140.49    $164.22
HCI  (DELTA)$100       $107.45    $111.13    $115.40    $122.16    $127.31    $133.00    $166.71    $164.66
---- ---- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------

Executive Compensation

         The tables below set forth certain information concerning compensation paid by the Company to its Chief Executive Officer and all other executive officers with annual compensation in excess of $100,000 (determined for the year ended December 31, 1996) (the "Named Executive Officers"). The tables include information related to stock options granted to the Named Executive Officers.

          Summary Compensation Table. The following table provides certain information regarding compensation paid by the Company to the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                           Annual Compensation                        Long-Term Compensation Awards
                                                                            Restricted  Stock                     All Other
       Name and                 Salary      Bonus          Other Annual     Stock       Options/    LTIP        Compensation
   Principal Position     Year    ($)(1)      ($)(2)    Compensation($)(3)  Awards ($)    SAR(#)    Payouts($)     ($)(4)
   ------------------     ----    ------      ------    ------------------  ----------    ------    ----------     ------
David A. Robinson,        1994   120,000       ---             ---             ---                     ---          ---
                                                                                        90,000(5)
President, CEO, Chairman  1995   193,590      25,000           ---          666,666(6)  300,000(7)     ---         1,876
of the Board and          1996   240,000       ---            8,000            ---         ---         ---         5,906
Director

Bradley C. Robinson, VP,  1994     89,128      ---             ---             ---                     ---          ---
                                                                                        90,000(5)
Business Development and  1995   148,590      25,000           ---          666,666(6)  300,000(8)     ---          625
Director                  1996   160,000       ---            5,033            ---         ---         ---          980

Dr. Gale H. Thorne, VP    1994     16,958      ---             ---             ---       36,000(9)     ---          ---
Product Development and   1995   128,333      25,000           ---             ---       57,000(8)     ---         2,758
Director                  1996   150,000       ---            4,640            ---       40,000(8)     ---          364
---------------

(1) All amounts paid as salary were paid pursuant to the Company's obligations under employment contracts with the above individuals. These employment contracts have been amended from time to time during the periods set forth above. The annual salaries of the Named Executive Officers, as set forth in their employment contracts, are $240,000 for Mr. David A. Robinson, $160,000 for Mr. Bradley C. Robinson and $150,000 for Dr. Gale H. Thorne.
(2) The cash bonuses were awarded by the Company in recognition of the recipients' contributions toward completion of the Acquisition.

(3) These amounts represent payments by the Company into its 401(k) retirement plan for the benefit of the Named Executive Officer.
(4) These amounts represent he amounts paid by the Company for term life insurance on the lives of the Named Executive Officer with insurance proceeds payable to the beneficiary designated by the Named Executive Officer. These insurance policies have no cash surrender values.
(5) These options were exercised on September 1, 1995, and were issued under the SHP's non-qualified stock option plan (the "SHP NQSOP"). These options became obligations of the Company pursuant to the terms of the Acquisition.
(6) These are Earn-Out Shares.
(7) Options issued pursuant to the NQSOP; options to purchase 87,500 shares were exercised on January 10, 1997.
(8) Options  issued  pursuant to the NQSOP.
(9) Options to purchase 18,000 shares of the Company's Common Stock were exercised on September 1, 1995. Said options were issued under the SHP NQSOP.

         Option  Grants  in  1996.  The  following   table  sets  forth  certain
information with respect to stock options granted during the year ended December 31, 1996, to Named Executive Officers.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                      Individual Grants                          Potential Realizable
                                 ------------------------------------------------------------  Value at Assumed Annual
                                    Number of        Percent of      Exercise                    Rate of Stock Price
                                      Shares        Total Options   or Base                    appreciation for Option
                                    Underlying       Granted to     Price Per                            Term
                                     Options        Employees in      Share      Expiration    ------------------------
       Name                          Granted         Fiscal Year        ($)         Date           5%           10%
       ----                          -------         -----------        ---         ----     ------------- -------------

       David A. Robinson               ---               ---             ---           ---           ---           ---

       Bradley C. Robinson             ---               ---             ---           ---           ---           ---

       Dr. Gale H. Thorne           40,000(1)            33%          $2.625      12/10/01       $29,010       $64,104
---------------

(1) These options were issued pursuant to the NQSOP and vest on December 10, 1997.

         Option Exercises and Year-End Holdings. The following table sets forth certain information with respect to stock options exercised during the year ended December 31, 1996, and the number of shares of Common Stock covered by both exercisable and unexercisable stock options and stock appreciation rights ("SARs") held by each of the Named Executive Officers at December 31, 1996.
The Company has not issued SARs.

               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUES


                                                                  Number of Securities      Value of Unexercised
                                                                 Underlying Unexercised         In-the-Money
                                                                 Options/SARs at Fiscal    Options/SARs at Fiscal
                                   Shares                               Year-End                 Year-End($)
                                Acquired On         Value            (Exercisable/              (Exercisable/
                Name            Exercise (#)    Realized ($)         Unexercisable)           Unexercisable)(1)
                ----            ------------    ------------    ------------------------      -----------------

       David A. Robinson            ---              ---              300,000(2)/0               $468,900/$0

       Bradley C. Robinson          ---              ---              300,000(3)/0               $468,900/$0

       Dr. Gale H. Thorne           ---              ---            75,000/40,000(4)          $146,205/$37,520
---------------

(1) The last trading price of the Company's Common Stock on December 31, 1996, was $3.5625 per share.
(2) Options exercisable at $2.00 per share, of which options to acquire 87,500 shares of Common Stock were exercised on January 10, 1997.
(3)   Options exercisable at $2.00 per share.
(4) Represents 18,000 options currently exercisable at an exercise price of $.39 per share; 57,000 options currently exercisable at $2.00 per share; and 40,000 options exercisable beginning December 10, 1997, at $2.625 per share.

Compensation of Directors

         No cash fees are paid to non-employee directors of the Company by the Company for service on the Board. During 1996, the Company granted to non-employee directors under the NQSOP, stock options to purchase 60,000 shares of Common Stock at an exercise price of $2.625 per share. The Company has made no other agreements regarding compensation of non-employee directors. Directors of the Company who are also officers of the Company receive no additional compensation for their service as directors. All directors are entitled to reimbursement for reasonable expenses incurred in the performance of their duties as Board members.

Employment and Indemnity Agreements

         The Company has entered into employment agreements with each of Mr. David A. Robinson, Mr. Bradley C. Robinson and Dr. Gale H. Thorne (collectively, the "Senior Executives"). These employment agreements, which have been amended from time to time, provide that (i) Mr. David A. Robinson receive a salary of $240,000 per year, Mr. Bradley C. Robinson receive a salary of $160,000 per year, and Dr. Gale H. Thorne receive a salary of $150,000 per year; (ii) the Senior Executives' employment agreements are for terms of three years, expiring on November 3, 2000; (iii) the Senior Executives are entitled to a reasonable car allowance; (iv) if the employment of a Senior Executive is terminated by reason of disability or other than for cause, the salary of such Senior

Executive will continue for the full term of the agreement; (v) if a Senior Executive is terminated for cause, the salary of such Senior Executive ceases as of the date of termination; (vi) the Company will provide each Senior Executive with up to $1,000,000 of term life insurance while the Senior Executive is employed by the Company; and (vii) the Senior Executives shall keep all proprietary information relating to the business of the Company confidential both during and after the term of the agreements. The Company does not have employment agreements with any of its other executive officers or key employees.

         The Company has entered into indemnity agreements (the "Indemnity Agreements") with each of its executive officers and directors pursuant to which the Company has agreed to indemnify the officers and directors to the fullest extent permitted by law for any event or occurrence related to the service of the indemnitee as an officer or director of the Company that takes place prior to or after the execution of the Indemnity Agreement. The Indemnity Agreements obligate the Company to reimburse or advance expenses relating to any proceeding arising out of an indemnifiable event. Under the Indemnity Agreements, the officers and directors of the Company are presumed to have met the relevant standards of conduct required by Delaware law for indemnification. Should the Indemnity Agreements be held to be unenforceable, indemnification of these officers and directors may be provided by the Company in certain cases at its discretion.

401(k) Retirement Plan

         Effective in 1996, the Company adopted a 401(k) retirement plan whereby the Company contributes five percent of payroll compensation to the plan and matches employee contributions to the plan on a dollar for dollar basis up to the maximum contribution allowed by applicable tax law. The Named Executive Officers have invested all of the funds in their 401(k) accounts in common stock of the Company.

Indemnification for Securities Act Liabilities

         Delaware law authorizes, and the Company's Bylaws and Indemnity Agreements provide for, indemnification of the Company's directors and officers against claims, liabilities, amounts paid in settlement and expenses in a variety of circumstances. Indemnification for liabilities arising under the federal securities laws may be permitted for directors, officers and controlling persons of the Company pursuant to the foregoing or otherwise. However, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the federal securities laws and is, therefore, unenforceable.

Stock Options and Warrants

         During 1994, the Board of SHP approved the SHP NQSOP. Options granted under the SHP NQSOP had to have exercise prices not less than the fair market value of the underlying stock at the date of grant as determined by SHP's Board of Directors. The number of shares, terms and exercise period of options granted under the SHP NQSOP were determined by the SHP Board of Directors on an option-by-option basis. On the date of the Acquisition, all options issued under the SHP NQSOP became obligations of the Company and the SHP NQSOP was terminated. As of November 10, 1997, options to acquire an aggregate of 18,000 shares of Common Stock were outstanding in connection with the SHP NQSOP. Options issued under the SHP NQSOP expire in 1999.

         On September 1, 1995, the Company adopted the NQSOP and has reserved 1,500,000 shares of Common Stock for the possible exercise of options under the plan. The exercise price of options granted under the NQSOP must be not less than the fair market value of the underlying stock at the date of grant as determined by the Board. Options granted under the NQSOP expire five years from the date of grant. As of November 10, 1997, options to acquire an aggregate of 1,413,500 shares of Common Stock at exercise prices ranging from $2.00 to $2.625 per share had been granted and are presently outstanding (not including options granted under the SHP NQSOP).

Compensation Committee Interlocks and Insider Participation

         No executive officers of the Company serve on the Committee of the Board of the Company (or in a similar capacity) for the Company or any other entity.

2.   Other Matters

Discretionary Authority

At the time of mailing of this proxy statement, the Board was not aware of any other matters which might be presented at the meeting. If any matter not described in this Proxy Statement should properly be presented, the persons named in the accompanying proxy form will vote such proxy in accordance with their judgment.

Independent Public Accountants

         On October 14, 1996, the Board elected to retain Arthur Andersen LLP ("AA") as its independent auditor. From November 10, 1995 to October 14, 1996 KPMG Peat Marwick LLP ("KPMG") had acted as the Company's independent auditor and Nielson, Grimmett & Company ("NGC") had acted as the Company's independent auditor prior thereto. The Company's decisions to change auditors was recommended by the Board in each instance and the retention of AA as the Company's independent auditor was ratified by the Company's stockholders at the 1996 annual meeting of stockholders.

         The report of NGC on the financial statements of the Company for the fiscal year ended December 31, 1994 and the report of KPMG on the financial statements of the Company for the two fiscal years ended December 31, 1995, did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

         During the Company's two most recent fiscal years and all subsequent interim periods preceding such changes in auditors, there were no disagreements with NGC or KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements(s), if not resolved to the satisfaction of the former accountant, would have caused it to make a reference to the subject matter of the disagreements(s) in connection with its report; nor has NGC or KPMG ever presented a written report, or otherwise communicated in writing to the Company or the Board the existence of any "disagreement" or "reportable event" within the meaning of Item 304 of Regulation S-K.

         The Company authorized NGC to respond fully to the inquiries of KPMG and the Company authorized KPMG to respond fully to the inquiries of AA. Both NGC and KPMG have provided the Company with letters addressed to the SEC, as required by Item 304(a)(3) of Regulations S-K, which letters have been filed with the SEC.

         The Company retained AA as its independent auditor for the current year and expects representatives of AA to be present at the Company's 1997 Annual Meeting of Stockholders. AA will have the opportunity to make a statement at the annual meeting if it desires to do so and it is expected that representatives of AA will be available to respond to appropriate questions if called upon to do so.

Notice Requirements

         Any stockholder who desires to have a proposal included in the Company's proxy soliciting material relating to the Company's 1998 annual meeting of stockholders should send to the Secretary of the Company a signed notice of intent. This notice, including the text of the proposal, must be received no later than February 15, 1998.

Annual Report

         This Proxy Statement has been preceded or accompanied by an Annual Report for the fiscal year ended December 31, 1996 and Form 10-Q for the period ending September 30, 1997. Stockholders are referred to such report and Form 10-Q for financial and other information about the activities of the Company, but such report and the Form 10-Q are not to be deemed a part of the proxy soliciting material.

Expenses and Methods of Solicitation

         The expenses of soliciting proxies will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or other means of communications, by directors, officers and employees of the Company and its subsidiaries, who will not receive additional compensation therefor. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation material to certain beneficial owners of the Company's common stock, and the Company will reimburse such forwarding parties for reasonable expenses incurred by them.

                                            By order of the Board of Directors,



                                            By  /s/ J. Clark Robinson
                                              ---------------------------
                                            J. Clark Robinson, Secretary

                                                                      APPENDIX A

                                   PROXY CARD
                                       for
                         ANNUAL MEETING OF STOCKHOLDERS
                                       of
                 SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.



This Proxy is Solicited on Behalf of the Board Of Directors. The undersigned hereby appoints David A. Robinson as Proxy, with the power to appoint his substitute and hereby authorize them to represent and to vote, as designated below, all the shares of common stock of Specialized Health Products International, Inc. held of record by the undersigned on November 24, 1997 at the annual meeting of stockholders to be held on December 10, 1997 or any adjournment thereof.


1.  Election of Nominee Directors


[ ] FOR Dr. Gale H. Thorne              [ ] WITHHOLD AUTHORITY to vote for
                                            Dr. Gale H.Thorne

[ ] FOR Bradley C. Robinson             [ ] WITHHOLD AUTHORITY to vote for
                                            Bradley C. Robinson


2. In their discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

         This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no directions are made, this proxy will be voted for the above Proposals.

         Please sign below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



Dated: ________________________, 1997      _____________________________________
                                           (signature)



                                           -------------------------------------
                                           (signature if held jointly)



                                           -------------------------------------
                                           (print name of stockholder(s))
Please mark, sign, date and return the proxy card promptly using the enclosed envelope or proxy cards may be sent by facsimile to Colonial Stock Transfer Co., Inc. at (801) 355-6505.